THIS AGREEMENT for Consulting Services (“Agreement”) is made the 12th day of September, 2006

BY AND BETWEEN:

DYNASTY GAMING INC., a body politic and corporate, duly incorporated according to law, having a place of business in the City and District of Montreal, Province of Quebec, and therein located at 759 Square Victoria, Suite 300, H2Y 2J7, herein represented by Albert Barbusci, its President and Chief Executive Officer and Mark Billings, its Chief Financial Officer, duly authorized for these purposes, as they so declare,

(hereinafter referred to as the "Corporation")

OF THE FIRST PART

AND

ANTHONY BARBUSCI, Businessman and Consultant, of the City of Kirkland, Province of Quebec, and therein domiciled and residing at 166 Meaney, H9J 3M9,

(hereinafter referred to as the "Consultant")

OF THE SECOND PART

WHEREAS the Corporation is a Canadian public corporation the shares of which are listed on the TSX Venture Exchange and which holds various operating companies;

WHEREAS the Consultant has detailed knowledge of the Corporation’s structure and related regulatory matters;

WHEREAS the Corporation wishes to retain the services of the Consultant to provide the services hereinafter described during the term hereinafter set out and the Consultant is willing to provide such services;

NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and for other good and other valuable consideration, the parties hereto hereby agree as follows:

1.	PREAMBLE

1.1	That the preamble hereinabove recited shall form an integral part of the present Agreement.

2.	APPOINTMENT

2.1
The Corporation hereby engages the Consultant to provide the Services hereinafter described as of the Effective Date and the Consultant hereby agrees to perform the Services upon the terms and conditions hereinafter set forth in this Agreement.

3.	TERM

3.1
The Corporation shall retain the Consultant for a period of twelve (12) months, commencing January 1st, 2007 (the “Effective Date”) and terminating on December 31st, 2007 (the “Term”). This Agreement shall not be subject to renewal under any conditions, unless agreed to, in writing, by the parties hereto, prior to the expiration of the Term, as provided for herein.

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4.	DUTIES AND RESPONSIBIITIES

4.1
The Corporation is hereby engaging the Consultant to assist the Corporation, as and when required during the Term of this Agreement, with respect to regulatory matters, including providing advisory services in respect of quarterly and other periodic filings and corporate governance of the Corporation (the “Services”).

4.2	The Consultant agrees to devote such time skill, energy and attention to the provision of the Services as may be required during the Term.

5.	REMUNERATION

5.1
As consideration for agreeing to provide the Services during the Term, the Consultant is hereby granted the right to retain the stock options, previously granted to him in his capacity as an employee and officer of the Corporation, to acquire three hundred fifteen thousand (315,000) common shares of the Corporation at prices per share as described in Section 5.2 of this Agreement and exercisable in accordance with the terms and conditions of the Corporation’s Stock Option Plan;

5.2
The parties acknowledge that separate “Stock Option Agreements" exist, granting the Consultant a stock option package consisting of the right to acquire three hundred fifteen thousand (315,000) shares, subject to the following exercise prices and subject, as well, to the vesting periods having been attained with respect to the following increments:

Vesting Period	Exercise Price	Number of Options Vested
Fully vested	$0.75	100,000 Optioned Shares
Fully vested	$0.15	125,000 Optioned Shares
Fully vested	$0.50	30,000 Optioned Shares
Dec. 6, 2006	$0.50	15,000 Optioned Shares
Mar. 6, 2007	$0.50	15,000 Optioned Shares
June 6, 2007	$0.50	15,000 Optioned Shares
Sept. 6, 2007	$0.50	15,000 Optioned Shares

6.	EXPENSES

6.1
The Consultant shall be reimbursed promptly for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Consultant from time to time, in connection with the carrying out of his duties hereunder. For all such expenses, the Consultant shall promptly furnish to the Corporation originals of all invoices or statements in respect to which the Consultant is claiming reimbursement thereof.

7.	BOARD APPROVAL

7.1
In performing the Services, the Consultant hereby agrees that he shall not enter into any contractual arrangements on behalf of the Corporation, or otherwise incur any liabilities of the Corporation outside of the ordinary scope of the business of the Corporation, without the prior approval of the Board of Directors of the Corporation or their designate, which shall be either the CEO or CFO of the Corporation.

8.	CONFIDENTIALITY

8.1	The Consultant acknowledges and agrees that:

8.1.1
In the course of performing his duties and responsibilities as a consultant to the Corporation, he will have access to and be entrusted with detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated products, services, operations and marketing techniques and procedures of the Corporation and its subsidiaries, including, without limitation, information relating to addresses, preferences, needs and requirements of past, present and prospective clients, customers, suppliers and employees of the Corporation and its subsidiaries (collectively, "Trade Secrets"), the disclosure of any of which to competitors of the Corporation or to the general public, or the use of same by the Consultant or any competitor of the Corporation or any of its subsidiaries, would be highly detrimental to the interests of the Corporation;

8.1.2	The Consultant owes fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation; and

8.1.3
The right to maintain the confidentiality of the Trade Secrets, the right to preserve the goodwill of the Corporation and the right to the benefit of any relationships that have developed between the Consultant and the customers, clients and suppliers of the Corporation by virtue of the Consultant's retainer by the Corporation constitute proprietary rights of the Corporation, which the Corporation is entitled to protect.

9.	RELATIONSHIP OF PARTIES

9.1	The parties acknowledge and agree that, as of the Effective Date, the Consultant is an independent contractor.

9.2
The Consultant will report all compensation received pursuant to this Agreement to the relevant tax authorities and will pay all applicable taxes. The Corporation will not make deductions from any fee for taxes, insurance, bonds or any other subscription of any kind.

10.	RETURN OF MATERIALS

10.1
All files, form, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries and associates that may come into possession or control of the Consultant shall, at all times, remain the property of the Corporation or such subsidiary or associates, as the case may be. On termination of this Agreement, for any reason, the Consultant agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of the Consultant, or directly or indirectly under the control of the Consultant. The Consultant agrees not to make for his use or that of any other party, reproductions or copies of any such property or other property of the Corporation, without the prior consent of the Board of Directors.

11.	GOVERNING LAW AND ATTORNMENT

11.1	This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the parties hereto agree to attorn to the Courts of the Province of Quebec.

12.	SEVERABILITY

12.1
If any provision of this Agreement, including the breadth or scope of such provision, shall be held by any Court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

13.	ENFORCEABILITY

13.1
The Consultant hereby confirms and agrees that the covenants and restrictions pertaining to the Consultant contained in this Agreement, are reasonable and valid and hereby further acknowledges and agrees that the Corporation would suffer irreparable injury in the event of any breach by the Consultant of his obligations under any such covenants or restrictions;

13.2
Accordingly, the Consultant hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled in lieu of any action for damages, temporary and permanent injunctive relief enjoining and restraining the Consultant from any such breach.

14.	TERMINATION

14.1	This Agreement may not be terminated by either of the parties hereto, for any reason whatsoever, prior to the expiration of the Term.

15.	NOTICES

15.1	Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or sent by facsimile. Notices shall be addressed as follows:

If to the Corporation, to it at:

Dynasty Gaming Inc.
759 Square Victoria
Suite 300
Montréal (Québec) H2Y 2J7

Attention: President & Chief Executive Officer

If to the Consultant, to him at:

Anthony Barbusci
166 Meaney
Kirkland, Quebec, H9J 3M9

16.	ENTIRE AGREEMENT

16.1
This Agreement contains the entire agreement executed between the parties with respect to the subject matter hereof (namely, consulting services) and supersedes all prior agreements, written or oral, with respect thereto, which are further hereby cancelled and annulled for all future legal purposes. For greater certainty, this Agreement does not cancel and annul the Termination Agreement entered into by the parties on this date, which Termination Agreement remains in full force and effect.

17.	WAIVERS AND AMENDMENTS

17.1
This Agreement may be amended, modified, superseded, cancelled, renewed or extended, only by a written agreement between the parties. Failure or delay by either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition.

18.	ASSIGNMENT

18.1
This Agreement and the Consultant's rights and obligations hereunder may not be assigned by the Consultant. The Corporation may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise, provided that the assignee assumes all obligations of the Corporation hereunder. If the assignee does not assume all the obligations of this Agreement, the Corporation shall fulfil the obligations of this Agreement.

19.	SUCCESSORS

19.1	This Agreement shall be binding upon and enure to the benefit of the successors and/or assigns of the Corporation and the successors and/or assigns of the Consultant.

20.	COUNTERPARTS

20.1	This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

21.	HEADINGS

21.1	The headings of this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

22.	LANGUAGE

22.1	The parties hereto acknowledge that they have requested and are satisfied that the foregoing and all related documents be drawn up in the English language;

Les parties aux présentes reconnaissent qu'elles ont exigé que ce qui précède et tous documents qui s'y rattache soient rédigés et exécutés en anglais et s'en déclarent satisfaits.

IN WITNESS WHEROF, THE PARTIES HERETO HAVE EXECUTED AND DATED THIS AGREEMENT AS OF THE DATE FIRST HEREINABOVE MENTIONED.

__________________________ Anthony Barbusci

Dynasty Gaming Inc.

__________________________ Per: Albert Barbusci Authorized Signature

__________________________ Per:Mark Billings Authorized Signature